Exhibit 99.1 NEWS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
July 28, 2006	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
SECOND QUARTER 2006 RESULTS

BOSTON—The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended June 30, 2006:

Second Quarter 2006 Balance-Sheet Highlights
Total assets rose 8.5 percent to $62.6 billion at June 30, 2006, up from $57.7 billion at yearend 2005. Advances increased 6.6 percent to $40.6 billion, compared with $38.1 billion at yearend 2005, and represented 64.8 percent of total assets. This growth was due primarily to an increase in short-term advances. Investments rose 7.9 percent to $8.2 billion, compared with $7.6 billion at yearend. Member-mortgage assets decreased slightly to $4.7 billion, compared with $4.9 billion at yearend 2005. Capital rose 2.8 percent to $2.8 billion at June 30, 2006, compared with $2.7 billion at yearend 2005.

Second Quarter 2006 Operating Results
Net income for the quarter ended June 30, 2006, was $46.8 million, an increase of 84.8 percent compared with $25.3 million for the same period in 2005. Net interest income after provision for credit losses on mortgage loans increased $19.2 million, or 34.2 percent, to $75.5 million for the quarter, up from $56.3 million for the same period in 2005. The quarter-over-quarter increase in net interest income was driven primarily by the effect of increased market rates on higher average balances of interest-bearing assets and higher balances of equity capital.

Federal Home Loan Bank of Boston
The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com